Exhibit 99.1

News Release
www.nortel.com

FOR IMMEDIATE RELEASE		May 3, 2007

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(647) 292-7180	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Reports Results for the First Quarter 2007
•	Q1 2007 revenues of $2.48 billion, up 4 percent year over year excluding the impact of the UMTS Access divestiture, revenues increased by 12 percent(a)

•	Q1 2007 gross margin of 40.4 percent, up 170 basis points year over year

•	Q1 2007 operating margin(b) loss of 0.4 percent, 640 basis points better year over year

•	Q1 2007 net loss of $103 million, or $0.23 per common share on a diluted basis

•	Q1 2007 cash balance of $4.55 billion, which included net proceeds from the $1.15 billion Senior Notes offering

•	Cash Flow from operations was an outflow of $561 million; excluding the $585 million outflow related to the litigation settlement, cash flow from operations was $24 million(c).
TORONTO — Nortel* Networks Corporation’s [NYSE/TSX: NT] continued focus on growth initiatives and organizational simplification delivered measurable progress as the Company announced results for the first quarter of 2007, prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.
“I am very pleased with our revenue and gross margin performance to start the year. Our first quarter revenues grew 4 percent year over year or 12 percent if you consider that we divested our UMTS Access business at the end of last year, and we showed positive cash flow from operations for the second quarter in a row excluding the impact of the litigation settlement” said Mike Zafirovski, President and CEO, Nortel. “While our first quarter results demonstrated significantly improved financial performance, we must and will continue our relentless pursuit of customer satisfaction and business transformation to deliver on our 2007 business plan.”
First Quarter 2007 Results
Revenues were $2.48 billion for the first quarter of 2007 compared to $2.39 billion for the first quarter of 2006 and $3.32 billion for the fourth quarter of 2006. The Company reported a net loss in the first quarter of 2007 of $103 million, or $0.23 per common share on a diluted basis, compared to a net loss of $171 million, or $0.39 per common share on a diluted basis, in the first quarter of 2006 and a net loss of $80 million, or $0.19 per common share on a diluted basis, in the fourth quarter of 2006.
The net loss in the first quarter of 2007 of $103 million included a shareholder litigation gain of $54 million reflecting a mark-to-market adjustment of the share portion of the class action settlement and special charges of $80 million for restructuring. The net loss in the first quarter of 2006 of $171 million included an income tax expense of approximately $25 million, a shareholder litigation loss of $19 million reflecting a mark-to-market adjustment of the share portion of the class action settlement, and a benefit of $39 million in gains related to the sale of businesses and assets. The net loss in the fourth quarter of 2006 of $80 million included a gain of

$164 million on the sale of assets, a shareholder litigation expense of $234 million reflecting a mark-to-market adjustment of the share portion of the class action settlement and special charges of $29 million for restructuring.
Deferred revenues increased sequentially by $32 million from the fourth quarter of 2006. Order input for the quarter was $2.59 billion, down from $2.66 billion in the first quarter of 2006 (Note that first quarter of 2006 UMTS Access orders associated with the assets sold was approximately $175 million), and down from $3.43 billion in the fourth quarter of 2006.
As previously reported, in the first quarter of 2007, Nortel completed its services resegmentation to include network implementation services in the Global Services segment and, as well, has renamed the Mobility and Converged Core Networks segment Carrier Networks. The historical quarterly financial information in the attached tables reflects these changes.
Carrier Networks (CN) revenues in the first quarter of 2007 were $1.01 billion, a decrease of 6 percent compared with the year-ago quarter and a decrease of 32 percent sequentially. In the first quarter, the strong growth in CDMA was more than offset by declines in the GSM/UMTS and in the circuit and packet voice businesses. Excluding the impact of the UMTS Access divestiture, CN revenues increased by 5 percent in the first quarter of 2007 compared with the year-ago quarter.(a)
Recent CN highlights include:
•	Nortel and Microsoft Innovative Communications Alliance announced plans to offer solutions for service providers to deliver unified communications services to small and medium business and large enterprises

•	Moline Dispatch Publishing Co. (MDPC) will use Nortel 4G WiMAX technology to deliver high-speed broadband across western Illinois and eastern Iowa through its Internet service provider (ISP), Quad-Cities Online (QCO)

•	Nortel signed a contract with Wind Telecom, a new network operator in the Dominican Republic, to deploy a WiMAX-based broadband network. Craig Wireless is deploying Nortel’s WiMAX solution in Greece to deliver broadband, media-rich content to mobile users

•	Nortel announced important WiMAX trials with Mobile Satellite Ventures, L.P. and TVA, one of the leading pay TV companies in Brazil

•	Last month, Nortel announced GSM contract wins with Réseau Ferré de France (RFF) and Austrian Railways
Enterprise Solutions (ES) revenues in the first quarter of 2007 were $597 million, an increase of 31 percent compared with the year-ago quarter and a decrease of 24 percent sequentially. The year over year growth was driven by strong growth in both voice and data businesses. We believe that we gained market share again this quarter.
Recent ES highlights include:
•	New Guangzhou Nansha Pearl River Delta World Trade Center will deliver personalized, intelligent multimedia communications services for residents and guests using a Nortel converged IP network

•	Nortel and IBM collaborated to embed Nortel’s multimedia communications solution into IBM Lotus Notes, adding unified communications capabilities for the millions of Lotus Notes users around the world

•	Nortel drove strong momentum in the healthcare sector, including wins with the Canadian Specialist Hospital in Dubai, Geisinger Hospital and Hospital de Madrid Group.

•	Nortel introduced enterprise portfolio enhancements across Wireless LAN (WLANs), Ethernet switching and Unified Communications, as well as new ready-to-use VoIP packages as part of its IPT 1-2-3 program
Global Services (GS) revenues in the first quarter of 2007 were $448 million, a decrease of 11 percent compared with the year-ago quarter, and a decrease of 17 percent sequentially. Excluding the impact of the UMTS Access divestiture, GS revenues increased by 1 percent in the first quarter of 2007 compared with the year-ago quarter.(a)
Recent GS highlights include:
•	Nortel added 11 core integration services to its growing portfolio of services designed to help businesses around the world deploy unified communications

•	Nortel added two new mobile communications solutions to its clinical-grade portfolio, helping hospital staff to make patient care more responsive and efficient

•	4G Metro, wireless network operator for the Trinity Railway Express, selected Nortel and Colubris Networks to provide a solution for what is expected to be the first end-to-end broadband wireless service offered by a major U.S. public railway
Metro Ethernet Networks (MEN) revenues in the first quarter of 2007 were $373 million, an increase of 27 percent compared with the year-ago quarter and a decrease of 17 percent sequentially. The year over year increase in revenues was primarily due to the completion of a large optical and a large data contract and continued traction in the Multiple System Operator market.
Recent MEN highlights include:
•	Australian telecommunications carrier, PowerTel, enhanced the speed of its high-bandwidth services using Nortel’s new ultra high-speed optical technology

•	Hong Kong Exchanges and Clearing Ltd (HKEx) upgraded the speed and reliability of its backbone network with Nortel’s products
Gross margin
Gross margin was 40.4 percent of revenue in the first quarter of 2007, primarily reflecting a strong contribution from CDMA solutions and cost reductions. This compared to gross margin of 38.7 percent for the first quarter of 2006 and 39.8 percent for the fourth quarter of 2006. Compared to the first quarter of 2006, there were significant improvements in CN gross margins due to the product mix shift resulting from lower UMTS revenues and higher CDMA and Enterprise revenues.
Selling, general and administrative (SG&A)
SG&A expenses were $604 million in the first quarter of 2007, compared to $610 million for the first quarter of 2006, and $694 million for the fourth quarter of 2006. Compared to the first quarter of 2006, SG&A was favourably impacted by the UMTS Access divestiture and lower costs related to our finance function, partially offset by increased sales commissions.
Research and development (R&D)
R&D expenses were $409 million in the first quarter of 2007, compared to $479 million for the first quarter of 2006 and $488 million for the fourth quarter of 2006. Compared to the first quarter of 2006, R&D was primarily impacted by the UMTS Access divestiture and lower employee related expenses.
Other
Special charges in the first quarter of 2007 of $80 million included $5 million related to our prior restructuring plans and $75 million related to the restructuring program announced in the February 7, 2007 press release.

Other income (expense) — net was $76 million of income for the first quarter of 2007, which included interest and dividend income of $53 million and royalty income of $9 million.
Minority interest was an expense of $22 million in the first quarter of 2007, compared to income of $6 million for the first quarter of 2006 and an expense of $58 million for the fourth quarter of 2006. Compared to the first quarter of 2006, minority interest expenses were primarily due to the improved profitability of the LG-Nortel joint venture in the first quarter of 2007.
Interest expense was $96 million in the first quarter of 2007, compared to $61 million for the first quarter of 2006 and $97 million for the fourth quarter of 2006. Compared to the first quarter of 2006, the greater interest expense was due to higher debt levels and borrowing costs as a result of the $2.0 billion senior unsecured notes issued in July 2006.
Cash
Cash balance at the end of the first quarter of 2007 was $4.55 billion, up from $3.49 billion at the end of the fourth quarter of 2006. This increase was primarily driven by the net proceeds from the $1.15 billion Senior Notes offering completed during the quarter. The Company expects to use the net proceeds from the sales of the Notes to redeem, on or about September 1, 2007 at par a corresponding amount of the 4.25 percent Convertible Notes due 2008.
Outlook (d)
Commenting on the Company’s financial expectations, David Drinkwater, interim chief financial officer, Nortel said, “For the full year 2007, we continue to expect revenues to be flat to down slightly compared to 2006, reflecting a decrease in revenues as a result of the UMTS Access disposition (note that 2006 UMTS Access revenues associated with the assets sold was approximately $660 million). We expect full year 2007 gross margin to be in the low 40’s, as a percentage of revenues, and operating margin to be at 5 percent, or higher, of revenues (e) .
For the second quarter of 2007, we expect revenues to be flat to down slightly compared to the year ago quarter (note that second quarter 2006 UMTS Access revenues associated with the assets sold was approximately $195 million). We expect second quarter of 2007 gross margin to be around 40, as a percentage of revenue, and operating expenses (SG&A and R&D) to be down by high single digits, compared to the year ago quarter.
(a) First quarter of 2006 included revenues of $110 million in CN and $64 million in Global Services that related to the UMTS Access business that was sold on December 31, 2006. CN and GS revenues for the first quarter of 2006 excluding UMTS revenues are non-GAAP measures. Nortel’s management believes that this supplemental information is meaningful, given the sale of the UMTS Access business, by providing greater transparency to investors with respect to Nortel’s performance and by facilitating comparisons to Nortel’s historical performance. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.
(b) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.
(c) Cash flow from operations of $24 million excluding the $585 million outflow related to the litigation settlement, is a non-GAAP measure. Nortel’s management believes that this supplemental information is meaningful, given the impact on cash flow from operations of the global class action litigation settlement, by providing greater transparency to investors with respect to Nortel’s performance and by facilitating comparisons to Nortel’s historical performance. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.
(d) The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
(e) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Operating Margin percentage is a non-GAAP measure defined as Operating Margin divided by Revenue. Nortel’s management believes that Operating Margin is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s expected performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure also facilitates comparisons to Nortel’s historical performance and our competitors’ operating results. No reconciliation of the projected non-GAAP measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the 2007 and 2006 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including implementation of its Business Transformation initiatives in 2007. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest decrease in the growth rate of the gross domestic product of global economies which is lower than the growth rate in 2006; global service provider capital expenditures in 2007 reflecting mid to high single digit growth as compared to high single digit growth in 2006; global growth rate to remain stable with investments in next generation products and services to offset declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatement; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement; any unsuccessful remediation of Nortel’s material weakness in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC); or any breach by Nortel of the continued

listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss First Quarter 2007 Results.
TIME:     4:30 PM – 5:30 PM ET on Thursday, May 3, 2007
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	1-888-211-4395	www.nortel.com/q1earnings2007
International:	1-416-620-2013

Replay:
(Available one hour after the conference call)
North America:	1-800-383-0935	Passcode: 21337200#
International:	1-402-530-5545	Passcode: 21337200#
Webcast:	www.nortel.com/q1earnings2007

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues:
Products	$2,169	$3,016	$2,088
Services	314	306	302

	2,483	3,322	2,390

Cost of revenues
Products	1,303	1,822	1,296
Services	178	177	169

	1,481	1,999	1,465

Gross profit	1,002	1,323	925

Selling, general and administrative expense	604	694	610
Research and development expense	409	488	479

Operating Margin (a)	(11)	141	(164)

Amortization of intangibles	12	7	5
In-process research and development expense	—	6	—
Special charges	80	29	5
Gain on sale of businesses and assets	(1)	(164)	(39)
Shareholder litigation settlement expense (recovery)	(54)	234	19

Operating earnings (loss)	(48)	29	(154)

Other income — net	76	34	56
Interest expense
Long-term debt	(85)	(84)	(45)
Other	(11)	(13)	(16)

Loss from operations before income taxes, minority interests and equity in net loss of associated companies	(68)	(34)	(159)
Income tax benefit (expense)	(13)	9	(25)

	(81)	(25)	(184)
Minority interests — net of tax	(22)	(58)	6
Equity in net earnings (loss) of associated companies - net of tax	—	3	(2)

Net loss before cumulative effect of accounting change	(103)	(80)	(180)
Cumulative effect of accounting change — net of tax	—	—	9

Net loss	$(103)	$(80)	$(171)

Average shares outstanding (millions) — Basic (b)	442	434	434
Average shares outstanding (millions) — Diluted (b)	442	434	434

Basic and diluted loss per common share	$(0.23)	$(0.19)	$(0.39)

(a) Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Nortel’s management believes that this measure is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. This measure may not be synonymous to similar measurement terms used by other companies.
(b) Reflects the consolidation of the outstanding Nortel common shares at a ratio of 1 consolidated share for 10 pre-consolidated shares effective December 1, 2006.

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except for share amounts)

	March 31, 2007	December 31, 2006	March 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$4,555	$3,492	$2,695
Restricted cash and cash equivalents	44	639	77
Accounts receivable — net	2,359	2,785	2,569
Inventories — net	2,048	1,989	2,297
Deferred income taxes — net	367	276	388
Other current assets	490	742	821

Total current assets	9,863	9,923	8,847

Investments	201	204	244
Plant and equipment — net	1,515	1,530	1,529
Goodwill	2,530	2,529	2,685
Intangible assets — net	229	241	166
Deferred income taxes — net	3,785	3,863	3,639
Other assets	599	689	760

Total assets	$18,722	$18,979	$17,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,051	$1,125	$1,071
Payroll and benefit-related liabilities	524	640	783
Contractual liabilities	227	243	297
Restructuring liabilities	135	97	84
Other accrued liabilities	3,795	4,603	4,420
Long-term debt due within one year	21	18	1,468

Total current liabilities	5,753	6,726	8,123

Long-term debt	5,591	4,446	2,446
Deferred income taxes — net	48	97	109
Other liabilities	3,836	5,810	5,782

Total liabilities	15,228	17,079	16,460

Minority interests in subsidiary companies	790	779	769

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 436,874,114 as of March 31, 2007, 433,934,747 as of December 31, 2006 and 433,933,763 as of March 31, 2006	34,015	33,938	33,930
Additional paid-in capital	4,957	3,378	3,300
Accumulated deficit	(35,678)	(35,574)	(35,773)
Accumulated other comprehensive loss	(590)	(621)	(816)

Total shareholders’ equity	2,704	1,121	641

Total liabilities and shareholders’ equity	$18,722	$18,979	$17,870

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows (unaudited)
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended
	March 31, 2007	December 31, 2006	March 31, 2006

Cash flows from (used in) operating activities
Net loss	$(103)	$(80)	$(171)
Adjustments to reconcile net loss to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	79	69	50
Non-cash portion of shareholder litigation settlement expense (recovery)	(54)	234	19
Non-cash portion of special charges and related asset write downs	—	1	(11)
Non-cash portion of in-process research and development expense	—	6	—
Equity in net (earnings) loss of associated companies	—	(3)	2
Share based compensation expense	25	29	25
Deferred income taxes	5	(40)	15
Cumulative effect of accounting change — net of tax	—	—	(9)
Pension and other accruals	92	77	101
Gain on sale or write down of investments, businesses and assets	(1)	(166)	(38)
Minority interests	22	58	(6)
Other — net	18	66	46
Change in operating assets and liabilities
Other	(59)	269	(197)
Global Class Action Settlement	(585)	—	—

Net cash from (used in) operating activities	(561)	520	(174)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(56)	(56)	(99)
Proceeds on disposals of plant and equipment	14	18	87
Restricted cash and cash equivalents	595	(11)	3
Acquisitions of investments and businesses — net of cash acquired	(14)	(12)	(121)
Proceeds on sale of investments and businesses	(39)	404	30

Net cash from (used in) investing activities	500	343	(100)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(10)	(14)	(18)
Increase in notes payable	10	17	4
Decrease in notes payable	(12)	(4)	(3)
Proceeds from issuance of long-term debt	1,150	—	1,300
Repayments of long-term debt	—	—	(1,275)
Debt issuance costs	(22)	—	—
Increase in capital leases payable	—	1	—
Decrease in capital leases payable	(5)	(5)	(5)
Issuance of common shares	7	—	1
Consolidation of common shares	—	(1)	—

Net cash from (used in) financing activities	1,118	(6)	4

Effect of foreign exchange rate changes on cash and cash equivalents	6	35	14

Net increase (decrease) in cash and cash equivalents	1,063	892	(256)
Cash and cash equivalents at beginning of period	3,492	2,600	2,951

Cash and cash equivalents at end of period	$4,555	$3,492	$2,695

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
The following tables reflect the completion of the Global Services resegmentation effected in the first quarter of 2007.
Segmented revenues
The following table summarizes our revenue by segment for:

	Three months ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues

Carrier Networks	$1,009	$1,489	$1,071
Enterprise Solutions	597	789	455
Global Services	448	538	506
Metro Ethernet Networks	373	447	293

Total reportable segments	2,427	3,263	2,325
Other	56	59	65

Total revenues	$2,483	$3,322	$2,390

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues

United States	$1,216	$1,514	$1,128
EMEA (a)	578	895	633
Canada	173	185	162
Asia	382	544	305
CALA (b)	134	184	162

Total revenues	$2,483	$3,322	$2,390

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues

Carrier Networks
CDMA solutions	$568	$732	$439
GSM and UMTS solutions	271	550	436
Circuit and packet voice solutions	170	207	196

	1,009	1,489	1,071

Enterprise Solutions
Circuit and packet voice solutions	375	568	327
Data networking and security solutions	222	221	128

	597	789	455

Global Services	448	538	506

Metro Ethernet Networks
Optical networking solutions	263	328	212
Data networking and security solutions	110	119	81

	373	447	293

Other	56	59	65

Total revenues	$2,483	$3,322	$2,390

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
The following tables reflect the completion of the Global Services resegmentation effected in the first quarter of 2007.
Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended
	March	December	September	June	March	December	September	June	March
	31, 2007	31, 2006	30, 2006	30, 2006	31, 2006	31, 2005	30, 2005	30, 2005	31, 2005

U.S.	$1,216	$1,514	$1,304	$1,146	$1,128	$1,366	$1,247	$1,368	$1,220
EMEA (a)	578	895	824	887	633	763	615	659	668
Canada	173	185	227	145	162	135	158	170	108
Asia	382	544	433	455	305	581	296	282	265
CALA (b)	134	184	138	147	162	183	174	130	121

Total	$2,483	$3,322	$2,926	$2,780	$2,390	$3,028	$2,490	$2,609	$2,382

(a) Europe, Middle East and Africa
(b) Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended
	March	December	September	June	March	December	September	June	March
	31, 2007	31, 2006	30, 2006	30, 2006	31, 2006	31, 2005	30, 2005	30, 2005	31, 2005

Revenues
Carrier Networks
CDMA solutions	$568	$732	$645	$496	$439	$509	$447	$534	$482
GSM and UMTS solutions	271	550	477	544	436	721	457	464	606
Circuit and packet voice solutions	170	207	215	206	196	192	164	188	151

	1,009	1,489	1,337	1,246	1,071	1,422	1,068	1,186	1,239

Enterprise Solutions
Circuit and packet voice solutions	375	568	388	336	327	352	356	452	304
Data networking and security solutions	222	221	183	142	128	143	166	139	149

	597	789	571	478	455	495	522	591	453

Metro Ethernet Networks
Optical networking solutions	263	328	309	278	212	265	248	248	193
Data networking and security solutions	110	119	106	155	81	97	109	95	92

	373	447	415	433	293	362	357	343	285

Global Services	448	538	542	561	506	686	479	471	404
Other	56	59	61	62	65	63	64	18	1

Total revenues	$2,483	$3,322	$2,926	$2,780	$2,390	$3,028	$2,490	$2,609	$2,382

Segment Information
The following table summarizes our revenues, operating margin and Management EBT by reportable segment for:

	Three months ended
	March	December	September	June	March	December	September	June	March
	31, 2007	31, 2006	30, 2006	30, 2006	31, 2006	31, 2005	30, 2005	30, 2005	31, 2005

Revenues
Carrier Networks	$1,009	$1,489	$1,337	$1,246	$1,071	$1,422	$1,068	$1,186	$1,239
Enterprise Solutions	597	789	571	478	455	495	522	591	453
Metro Ethernet Networks	373	447	415	433	293	362	357	343	285
Global Services	448	538	542	561	506	686	479	471	404

Total reportable segments	2,427	3,263	2,865	2,718	2,325	2,965	2,426	2,591	2,381
Other	56	59	61	62	65	63	64	18	1

Total revenues	$2,483	$3,322	$2,926	$2,780	$2,390	$3,028	$2,490	$2,609	$2,382

Management EBT
Carrier Networks	$136	$209	$107	$66	$56	$128	$4	$101	$111
Enterprise Solutions	2	54	(5)	(47)	(30)	1	32	68	12
Metro Ethernet Networks	(17)	9	33	47	(18)	—	(11)	(15)	(51)
Global Services	77	62	89	115	93	182	96	111	85

Total reportable segments	198	334	224	181	101	311	121	265	157
Other	(251)	(311)	(219)	(237)	(266)	(214)	(190)	(205)	(230)

Total Management EBT (c)	$(53)	$23	$5	$(56)	$(165)	$97	$(69)	$60	$(73)

(c) Total Management EBT is a measure that includes the cost of revenues, selling, general and administrative, or SG&A, expense, R&D expense, interest expense, other income (expense) —net, minority interests —net of tax and equity in net earnings (loss) of associated companies — net of tax. Interest attributable to long-term debt is not allocated to a reportable segment and is included in “Other”. Total Management EBT is a non-GAAP measurement. Nortel’s management believes that this measure is a meaningful measurement of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. This non-GAAP measure may also facilitate comparisons to Nortel’s historical performance and our competitors’ operating results. This non-GAAP measure should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. This measure may not be synonymous to similar measurement terms used by other companies.